Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-271896 and 333-282532), on Forms S-8 (File Nos. 333-267535, 333-271011, 333-278386, 333-290135, and 333-293086), and on Form S-1 (File Nos. 333-286889 and 333-291611) of our report dated March 24, 2025, with respect to the consolidated financial statements of Pasithea Therapeutics Corp. as of December 31, 2024, included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP

Marcum LLP

Hartford, CT

March 30, 2026